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                                                                    EXHIBIT 15

[Coopers & Lybrand L.L.P. Letterhead]





May 14, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

   Re:      Cleco Corporation Registrations
            on Form S-8 (Nos. 2-79671, 33-10169, 33-38362 and 33-44663)
            and Form S-3 (Nos. 33-24895, 33-62950 and 333-02895)

We are aware that our report dated April 28, 1998 on our review of the interim financial information of Cleco Corporation as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997 included in this Form 10-Q is incorporated by reference in the above mentioned registration statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




COOPERS & LYBRAND L.L.P.